UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 11, 2008

Immunomedics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-12104	61-1009366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 American Road, Morris Plains, New Jersey	07950
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (973) 605-8200

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 11, 2008 (the "Execution Date"), Immunomedics, Inc., a Delaware corporation (the "Company") entered into a License and Collaboration Agreement (the "Agreement") with Nycomed GmbH ("Nycomed") providing Nycomed a worldwide license to develop, manufacture and commercialize veltuzumab, the Company's humanized anti-CD20 antibody ("Veltuzumab") in the subcutaneous formulation, for the treatment of all non-cancer indications. The Company retains the rights to develop, manufacture and commercialize Veltuzumab in the field of oncology.

Under the terms of the Agreement, Nycomed will be responsible for the development, manufacturing and commercialization of Veltuzumab for all non-cancer indications. However, the Company will continue its ongoing Phase I/II study in immune thrombocytopenic purpura ("ITP") and Nycomed will reimburse the Company for all expenses incurred in connection with such study. The Agreement also provides the Company with an option to co-promote Veltuzumab for the treatment of ITP in the United States. The Company may exercise its co-promotion option within 60 days from the date that the Company receives notice from Nycomed that Nycomed has submitted the first Biologics License Application in the United States for ITP. If the Company exercises its co-promotion option, it will have sole responsibility for all sales calls for Veltuzumab for the treatment of ITP in the United States, with profits from these sales shared between the Company and Nycomed in accordance with a pre-arranged allocation. In the event the Company does not exercise the co-promotion option, the co-promotion option will expire. At the Company's request, Nycomed and the Company shall discuss in good faith the grant of co-promotion rights of Veltuzumab for the treatment of ITP outside of the United States.

Under the terms of the Agreement, the Company will receive a non-refundable initial cash payment of $40 million, subject to applicable Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR") review, and could receive potential cash milestone payments of up to $580 million. These milestone payments are dependent upon completion of certain clinical, regulatory and sales-based milestones, each as set forth in the Agreement. The Company will also receive an escalating double digit royalty based on annual net sales by Nycomed, its affiliates or sublicensees under the Agreement during the royalty term.

The Agreement is not effective until the expiration or termination of the applicable HSR waiting period (the "Effective Date"). The Agreement contains customary termination provisions. In addition, the Agreement may be terminated by Nycomed for any reason upon written notice to the Company, which will be effective 180 days from the date of receipt of such notice, provided that Nycomed may not terminate until 18 months after the Effective Date. Either the Company or Nycomed has the right to terminate the Agreement by notice in writing to the other party if HSR approval is not received by October 31, 2008.

The foregoing is a summary of the material terms of the Agreement and does not purport to be complete. The statements herein are qualified by reference to the Agreement, which is incorporated by reference herein.

Upon the Company's receipt of the $40 million upfront payment under the Agreement, the Company expects that the $9.0 million revolving line of credit the Company secured from Bank of America, N.A., pursuant to a loan agreement, effective as of June 9, 2008 (the "Credit Facility") shall be terminated. Currently, the Company has no amounts outstanding under the Credit Facility.

This Current Report on Form 8-K, in addition to historical information, may contain forward-looking statements about the Company made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, patent protection, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, any delays or failure to receive HSR approval of the Agreement, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01. Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit No.	Description

99.1	99.1 Press Release of Immunomedics, Inc. dated July 14, 2008.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Immunomedics, Inc. (Registrant)
July 14, 2008 (Date)	/s/ CYNTHIA L. SULLIVAN Cynthia L. Sullivan President and Chief Executive Officer